Exhibit  99.1

Press Release

3515 SE Lionel Terrace

Stuart, FL 34997

Tel:  772-287-4846

Fax:  772-781-4778

www.ultrastrip.com

For Release: June 11, 2003

Contact:  Scott Baratta, Sr. VP of Finance

   772-287-4846 ext. 106 or email, sbaratta@ultrastrip.com

UltraStrip Systems Announces Net Loss of $.06 Per Share for 2002

Stuart, Florida, June 11 /PRNewswire/--

On Friday, June 6, 2003, UltraStrip Systems, Inc. (“UltraStrip”) reported its unaudited results for 2002, including revenues of $2.9 million for 2002, the highest annual revenues in the history of the Company and an increase of $1.2 million over revenues for 2001. UltraStrip also announced a net loss of $2.7 million or $.06 per share for the year ended December 31, 2002 compared to a net loss of $4.9 million or $.12 per share for 2001. The Company also substantially reduced its selling, general and administrative expenses, excluding non-cash compensation (benefit), from $5.8 million in 2001 to $4.5 million in 2002. The Company’s working capital deficit at December 31, 2002 was $5.5 million.

Robert Baratta, President and Chief Executive Officer of the Company observed, “We are proud of the Company’s record performance during a period of economic uncertainty. Our previously-announced sale of hydrojetting systems to Metro Machine Corp. was consummated in August 2002 for over $2.3 million. In the first quarter of 2002, we successfully concluded our contract with the Lisnave Shipyard in Portugal and brought our equipment back home. We also performed major service contracts on the USS Doyle, a U.S. Navy guided missile frigate, dry-docked in Jacksonville, Florida in June 2002, and the Norwegian Sky, a Norwegian Cruise Lines’ vessel dry-docked in Mobile, Alabama in October 2002. This has opened the door to possible additional cruise ship contracts for work in 2003. In 2003, we continue to actively market our hydrojetting systems for sale or use in contract services. In addition, we continue to add more patents to our primary and complementary products which will better secure our position in the marketplace."

In the first three months of 2003, UltraStrip has continued to experience losses from operations. Based on preliminary estimates by management, revenues for the three months ended March 31, 2003 declined to $0.2 million from $0.3 million in the prior period. Total operating expenses were substantially reduced, from $1.6 million in the three months ended March 31, 2002 to $1.0 million in the current period. As a result, the Company believes its net loss applicable to common stock decreased from $1.6 million or $.04 per share for the three months ended March 31, 2002 to $1.2 million or $.03 per share for the current period. The Company’s working capital deficit at March 31, 2003 was $6.3 million. These management estimates for the first quarter of 2003 are subject to further review.

The Company continues to be dependent on outside funding to support or continue its operations.  Through May 30, 2003, the Company has raised $1.5 million in capital from shareholders, officers, directors and third parties but is still dependent on investor capital to continue its operations. The Company is seeking additional debt and equity financing to fund its operations in 2003, including seeking $1.5 million from its existing security holders through a private offering of warrants to purchase common stock.

UltraStrip has recently filed its 10-QSB quarterly reports for the first, second and third quarters of 2002, as well as its Annual Report on Form 10-KSB for the year ended December 31, 2002, containing unaudited financial statements. The Company expects to file an amendment to its Form 10-KSB containing its independent auditors’ opinion for the year ended December 31, 2002 and its 10-QSB quarterly report for the first quarter of 2003 with the Securities and Exchange Commission as soon as practicable. The Company’s auditors are expected to continue to include a “going concern” explanatory paragraph in their audit opinion on the 2002 financial statements.

About UltraStrip Systems, Inc.

UltraStrip develops and manufactures robotic solutions to environmental problems in the surface preparation and coatings removal industry. UltraStrip's patented robotic hydrojetting systems are designed to provide an environmentally safe coatings removal process in heavy marine applications and above ground storage tanks. The robotic systems represent a significant innovation in the surface preparation of ships and other structures.  UltraStrip's patented systems have been used on the USS Eisenhower, a U.S. Navy Nimitz-class aircraft carrier, the USS Cole, the U.S. Navy guided missile destroyer attacked in Yemen in October 2000, and the USS Doyle, a U.S. Navy guided missile frigate, as well as multiple vessels in the Lisnave Ship Yard in Portugal, one of the world’s busiest commercial yards for the heavy marine industry. Information on UltraStrip can be obtained through its website www.ultrastrip.com.

Forward Looking Statements

This press release includes information that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements concerning future plans and performance of UltraStrip. Any such forward-looking statements may involve risks and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include, without limitation, unforeseen difficulties in marketing to customers, performance under existing contracts, performance of technology under development, competition, regulatory matters, general economic conditions and those matters otherwise disclosed in UltraStrip’s Securities and Exchange Commission filings.

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